6
SECURITIES AND EXCHANGE COMMISSION Washington, DC
20549 SCHEDULE 13G Under the Securities Exchange Act of 1934

Maxim Integrated Products, Inc.
(Name of Issuer)

Common Stock $.001 par value
(Title of Class of Securities)

577-72K-10-1
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Cusip Number: 577-72K-10-1

(1)
Name of Reporting Person and S.S. or I.R.S. Identification
Number of Above Person:
     Tiger Management L.L.C.
(2)
Check the Appropriate Box if a Member of a Group: (a)
(b)

(3)
SEC Use Only:

(4)Citizenship or Place of Organization: Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      2,222,400
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 2,222,400
(9)
Aggregate Amount Beneficially Owned by Each Reporting
     Person:   2,222,400

(10)
Check if the Aggregate Amount in Row (9) Excludes Certain
Shares:

(11)
Percent of Class Represented by Amount in Row (9): 3.6%

(12)
Type of Reporting Person:
     IA
Cusip Number: 577-72K-10-1

(1)
Name of Reporting Person and S.S. or I.R.S. Identification
Number of Above Person:
     Tiger Performance L.L.C.
(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization: Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:     1,195,700 (7) Sole
Dispositive Power:   -0-
(8) Shared Dispositive Power:1,195,700

(9)
Aggregate Amount Beneficially Owned by Each Reporting
     Person:
     1,195,700

(10)
Check if the Aggregate Amount in Row (9) Excludes Certain
Shares:

(11)
Percent of Class Represented by Amount in Row (9): 1.9%

(12)
Type of Reporting Person:
     IA

Cusip Number: 577-72K-10-1

(1)
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Panther Partners, L.P.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization: Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      202,700
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 202,700

(9)
Aggregate Amount Beneficially Owned by Each Reporting
Person:   202,700

(10)
Check if the Aggregate Amount in Row (9) Excludes Certain
Shares:

(11)
Percent of Class Represented by Amount in Row (9): 0.3%

(12)
Type of Reporting Person:
     IV  PN

Cusip Number: 577-72K-10-1
(1)
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
            Panther Management Company, L.P.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization: Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      202,700
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 202,700

(9)
Aggregate Amount Beneficially Owned by Each Reporting
Person:   202,700

(10)
Check if the Aggregate Amount in Row (9) Excludes Certain
Shares:

(11)
Percent of Class Represented by Amount in Row (9): 0.3%

(12)
Type of Reporting Person:
     IA  PN

Cusip Number: 577-72K-10-1
(1)
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above
Person:
     Julian H. Robertson, Jr.
(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization: U.S.

(5) Sole Voting Power:       -0-
(6) Shared Voting Power:     3,620,800
(7) Sole Dispositive Power:  -0-
(8) Shared Dispositive Power:3,620,800

(9)
Aggregate Amount Beneficially Owned by Each Reporting
Person:   3,620,800

(10)
Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

(11)
Percent of Class Represented by Amount in Row (9): 5.9%

(12)
Type of Reporting Person:
     IN

Item 1(a) Maxim Integrated Products, Inc.

Item 1(b) 120 San Gabriel Drive, Sunnyvale, CA  94086
Item 2(a) This statement is filed on behalf of Tiger
Management L.L.C.("TMLLC"), Tiger Performance L.L.C.
("TPLLC"), Panther Partners, L.P. ("Panther") and
Panther Management Company, L.P. ("PMCLP").


Julian H. Robertson, Jr is the ultimate controlling person of TMLLC, TPLLC and PMCLP.


Item 2(b) The address of each reporting person is 101 Park
Avenue, New York, NY 10178


Item 2(c) Incorporated by reference to item (4) of the cover page pertaining to each reporting person.


Item 2(d) Common Stock $.001 par value


Item 2(e) 577-72K-10-1


Item 3. Panther is an investment
company registered under Section 8 of the Investment
Company Act. Each of TMLLC, TPLLC and PMCLP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership as of December 31,
1996 is incorporated by reference to items (5) - (9) and
(11) of the cover page pertaining to each reporting person.

Item 5. Not applicable
Item 6. Not applicable

Item 7. Not applicable

Item 8. Not applicable









Item 9. Not applicable

Item 10. By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1997

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P., its General
Partner By: Panther Management Corporation, its General
Partner /s/ Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By: Panther Management Corporation, its General Partner

/s/ Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

/s/ Nolan Altman,
Under Power of Attorney
Dated: January 27, 1995,

On File with Schedule 13G for Kohl's Corp. 2/7/95

EXHIBIT A
AGREEMENT

The undersigned agree that this Schedule 13G dated
February 12, 1997 relating to shares of common stock of Maxim Integrated Products, Inc. shall be filed on behalf of each of the undersigned.

TIGER MANAGEMENT L.L.C.

/s/ Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P., its General
Partner

By: Panther Management Corporation, its General Partner

/s/ Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By: Panther Management Corporation, its General Partner

/s/ Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

/s/ Nolan Altman,  Under Power of Attorney Dated:
January 27, 1995,
On File with Schedule 13G for Kohl's Corp. 2/7/95